                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)
                               (AMENDMENT NO. 3)*

                               MEDIA GENERAL, INC.
                                (Name of Issuer)

                  CLASS A COMMON STOCK (PAR VALUE $5 PER SHARE)
                         (Title of Class of Securities)

                                    584404107
                                 (CUSIP Number)

                              WILLIAM R. LUCAS, JR.
                          ONE RIVERCHASE PARKWAY SOUTH
                            BIRMINGHAM, ALABAMA 35244
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                JANUARY 30, 2008
                      (Date of Event which Requires Filing
                               of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 584404107                                                 PAGE 2 OF 16

1     NAME OF REPORTING PERSONS

      Harbinger Capital Partners Master Fund I, Ltd.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   [ ]

      (b)   [X]

3     SEC USE ONLY

4     SOURCE OF FUNDS

      WC

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

            [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands

                                            7       SOLE VOTING POWER
                                                    0
                NUMBER OF
                  SHARES                    8       SHARED VOTING POWER
               BENEFICIALLY                         2,705,647
                 OWNED BY
                   EACH                     9       SOLE DISPOSITIVE POWER
                REPORTING                           0
                  PERSON
                                            10      SHARED DISPOSITIVE POWER
                                                    2,705,647

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,705,647

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

            [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.27%

14   TYPE OF REPORTING PERSON*

     CO

CUSIP NO. 584404107                                                 PAGE 3 OF 16

1     NAME OF REPORTING PERSONS

      Harbinger Capital Partners Offshore Manager, L.L.C.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   [ ]

      (b)   [X]

3     SEC USE ONLY

4     SOURCE OF FUNDS

      AF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

            [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                                            7       SOLE VOTING POWER
                                                    0
                NUMBER OF
                  SHARES                    8       SHARED VOTING POWER
               BENEFICIALLY                         2,705,647
                 OWNED BY
                   EACH                     9       SOLE DISPOSITIVE POWER
                REPORTING                           0
                  PERSON
                                            10      SHARED DISPOSITIVE POWER
                                                    2,705,647

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,705,647

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

            [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      12.27%

14    TYPE OF REPORTING PERSON*

      OO

CUSIP NO. 584404107                                                 PAGE 4 OF 16

1     NAME OF REPORTING PERSONS

      HMC Investors, L.L.C.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   [ ]

      (b)   [X]

3     SEC USE ONLY

4     SOURCE OF FUNDS

      AF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

            [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                                            7       SOLE VOTING POWER
                                                    0
                NUMBER OF
                  SHARES                    8       SHARED VOTING POWER
               BENEFICIALLY                         2,705,647
                 OWNED BY
                   EACH                     9       SOLE DISPOSITIVE POWER
                REPORTING                           0
                  PERSON
                                            10      SHARED DISPOSITIVE POWER
                                                    2,705,647

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,705,647

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

            [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      12.27%

14    TYPE OF REPORTING PERSON*

      OO

CUSIP NO. 584404107                                                 PAGE 5 OF 16

1     NAME OF REPORTING PERSONS

      Harbinger Capital Partners Special Situations Fund, L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)      [ ]

      (b)      [X]

3     SEC USE ONLY

4     SOURCE OF FUNDS

      WC

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

            [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                                            7       SOLE VOTING POWER
                                                    0
                NUMBER OF
                  SHARES                    8       SHARED VOTING POWER
               BENEFICIALLY                         1,352,807
                 OWNED BY
                   EACH                     9       SOLE DISPOSITIVE POWER
                REPORTING                           0
                  PERSON
                                            10      SHARED DISPOSITIVE POWER
                                                    1,352,807

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,352,807

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

            [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.13%

14    TYPE OF REPORTING PERSON*

      PN

CUSIP NO. 584404107                                                PAGE 6 OF 16

1     NAME OF REPORTING PERSONS

      Harbinger Capital Partners Special Situations GP, LLC

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   [ ]

      (b)   [X]

3     SEC USE ONLY

4     SOURCE OF FUNDS

      AF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

            [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                                7    SOLE VOTING POWER
                                     0

             NUMBER OF
               SHARES           8    SHARED VOTING POWER
            BENEFICIALLY             1,352,807
              OWNED BY
               EACH             9    SOLE DISPOSITIVE POWER
             REPORTING               0
              PERSON

                                10   SHARED DISPOSITIVE POWER
                                     1,352,807

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,352,807

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

            [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.13%

14    TYPE OF REPORTING PERSON*

      OO

CUSIP NO. 584404107                                                PAGE 7 OF 16

1     NAME OF REPORTING PERSONS

      HMC - New York, Inc.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   [ ]

      (b)   [X]

3     SEC USE ONLY

4     SOURCE OF FUNDS

      AF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

            [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York

                                7    SOLE VOTING POWER
                                     0

             NUMBER OF
               SHARES           8    SHARED VOTING POWER
            BENEFICIALLY             1,352,807
              OWNED BY
               EACH             9    SOLE DISPOSITIVE POWER
             REPORTING               0
              PERSON

                                10   SHARED DISPOSITIVE POWER
                                     1,352,807

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,352,807

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

            [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.13%

14    TYPE OF REPORTING PERSON*

      CO

CUSIP NO. 584404107                                                PAGE 8 OF 16

1     NAME OF REPORTING PERSONS

      Harbert Management Corporation

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   [ ]

      (b)   [X]

3     SEC USE ONLY

4     SOURCE OF FUNDS

      AF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

            [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Alabama

                                7    SOLE VOTING POWER
                                     0

             NUMBER OF
               SHARES           8    SHARED VOTING POWER
            BENEFICIALLY             4,058,454
              OWNED BY
               EACH             9    SOLE DISPOSITIVE POWER
             REPORTING               0
              PERSON

                                10   SHARED DISPOSITIVE POWER
                                     4,058,454

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,058,454

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

            [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      18.40%

14    TYPE OF REPORTING PERSON*

      CO

CUSIP NO. 584404107                                                PAGE 9 OF 16

1     NAME OF REPORTING PERSONS

      Philip Falcone

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   [ ]

      (b)   [X]

3     SEC USE ONLY

4     SOURCE OF FUNDS

      AF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

            [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.

                                7    SOLE VOTING POWER
                                     0

             NUMBER OF
               SHARES           8    SHARED VOTING POWER
            BENEFICIALLY             4,058,454
              OWNED BY
               EACH             9    SOLE DISPOSITIVE POWER
             REPORTING               0
              PERSON

                                10   SHARED DISPOSITIVE POWER
                                     4,058,454

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,058,454

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

            [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      18.40%

14    TYPE OF REPORTING PERSON*

      IN

CUSIP NO. 584404107                                                PAGE 10 OF 16

1     NAME OF REPORTING PERSONS

      Raymond J. Harbert

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a)   [ ]

      (b)   [X]

3     SEC USE ONLY

4     SOURCE OF FUNDS

      AF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

            [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.

                                7    SOLE VOTING POWER
                                     0

             NUMBER OF
               SHARES           8    SHARED VOTING POWER
            BENEFICIALLY             4,058,454
              OWNED BY
               EACH             9    SOLE DISPOSITIVE POWER
             REPORTING               0
              PERSON

                                10   SHARED DISPOSITIVE POWER
                                     4,058,454

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,058,454

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

            [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      18.40%

14    TYPE OF REPORTING PERSON*

      IN

CUSIP NO. 584404107                                                PAGE 11 OF 16

1        NAME OF REPORTING PERSONS

         Michael D. Luce

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)      [ ]

         (b)      [X]

3        SEC USE ONLY

4        SOURCE OF FUNDS

         AF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                  [ ]

6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                                7    SOLE VOTING POWER
                                     0

               NUMBER OF
                 SHARES         8    SHARED VOTING POWER
              BENEFICIALLY           4,058,454
                OWNED BY
                  EACH          9    SOLE DISPOSITIVE POWER
               REPORTING             0
                 PERSON

                                10   SHARED DISPOSITIVE POWER
                                     4,058,454

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,058,454

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                  [ ]

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         18.40%

14       TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 584404107                                                PAGE 12 OF 16

1        NAME OF REPORTING PERSONS

         F. Jack Liebau, Jr.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)      [ ]

         (b)      [X]

3        SEC USE ONLY

4        SOURCE OF FUNDS

         PF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

                  [ ]

6        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

                                7    SOLE VOTING POWER
                                     1,000

               NUMBER OF
                 SHARES         8    SHARED VOTING POWER
              BENEFICIALLY           0
                OWNED BY
                  EACH          9    SOLE DISPOSITIVE POWER
               REPORTING             1,000
                 PERSON

                                10   SHARED DISPOSITIVE POWER
                                     0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,000

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                  [ ]

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 1%

14       TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 584404107                                                PAGE 13 OF 16

Item 1. Security and Issuer.

            This Amendment No. 3 to Schedule 13D ("Amendment No. 3") is being filed by the undersigned to amend the Schedule 13D filed by the Reporting Persons on December 17, 2007, as amended by Amendment No. 1 on January 18, 2008 and Amendment No. 2 on January 25, 2008 (as amended, the "Schedule 13D"), with respect to the Class A Common Stock, $5.00 par value per share (the "Shares"), of Media General, Inc. (the "Issuer"). The address of the Issuer is 333 E. Franklin St., Richmond, VA 23219.

Item 2. Identity and Background.

            No material change.

Item 3. Source and Amount of Funds or Other Consideration.

            No material change.

Item 4. Purpose of Transaction.

            Item 4 of the Schedule 13D is hereby amended by adding the following after the last paragraph thereof:

            "On January 30, 2008, the Master Fund and the Special Fund delivered a letter (the "January 30 Letter") to the Chief Executive Officer of the Issuer responding to a press release issued by the Issuer on January 25, 2008. A copy of the January 30 Letter is attached hereto as Exhibit G."

Item 5. Interest in Securities of the Issuer.

            No material change.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

            No material change.

Item 7. Material to be Filed as Exhibits.

            Exhibit G: Letter dated January 30, 2008 from the Master Fund and the Special Fund to the Chief Executive Officer of the Issuer.

            Exhibit H: Joint Filing Agreement

CUSIP NO. 584404107                                                PAGE 14 OF 16

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

                         By:    Harbinger Capital Partners Offshore Manager,
                                L.L.C.

                         By:    HMC Investors, L.L.C.,
                                Managing Member

                         By:    /s/ William R. Lucas, Jr.
                                ---------------------------------------
                                Name:  William R. Lucas, Jr.
                                Title: Executive Vice President

                         HARBINGER CAPITAL PARTNERS OFFSHORE MANAGER, L.L.C.*

                         By:    HMC Investors, L.L.C.,
                                Managing Member

                         By:    /s/ William R. Lucas, Jr.
                                ---------------------------------------
                                Name:  William R. Lucas, Jr.
                                Title: Executive Vice President

                         HMC INVESTORS, L.L.C.*

                         By:    /s/ William R. Lucas, Jr.
                                ---------------------------------------
                                Name:  William R. Lucas, Jr.
                                Title: Executive Vice President

CUSIP NO. 584404107                                                PAGE 15 OF 16

                        HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND,
                        L.P.

                        By:    Harbinger Capital Partners Special Situations GP,
                               LLC

                        By:    HMC - New York, Inc.
                               Managing Member

                        By:    /s/ William R. Lucas, Jr.
                               ---------------------------------------
                               Name:  William R. Lucas, Jr.
                               Title: Executive Vice President

                        HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS GP, LLC*

                        By:    HMC - New York, Inc.
                               Managing Member

                        By:    /s/ William R. Lucas, Jr.
                               ---------------------------------------
                               Name:  William R. Lucas, Jr.
                               Title: Executive Vice President

                        HMC - NEW YORK, INC.*

                        By:    /s/ William R. Lucas, Jr.
                               ---------------------------------------
                               Name:  William R. Lucas, Jr.
                               Title: Executive Vice President

CUSIP NO. 584404107                                                PAGE 16 OF 16

                        HARBERT MANAGEMENT CORPORATION*

                        By: /s/ William R. Lucas, Jr.
                            ---------------------------------------
                            Name:  William R. Lucas, Jr.
                            Title: Executive Vice President

                        /s/ Philip Falcone*
                        ---------------------------------------
                        Philip Falcone

                        /s/ Raymond J. Harbert*
                        ---------------------------------------
                        Raymond J. Harbert

                        /s/ Michael D. Luce*
                        ---------------------------------------
                        Michael D. Luce

                        /s/ F. Jack Liebau, Jr.
                        ---------------------------------------
                        F. Jack Liebau, Jr.

January 30, 2008

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.